1. Name and Address of Reporting Person
   Mourton, Kenneth R.
   2350 N. Sam Houston Parkway East
   Suite 300
   Houston, TX 77032
   USA
2. Issuer Name and Ticker or Trading Symbol
   Southwestern Energy Company (SWN)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   12/31/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                    12/31/2002            A         500         A   $0.0000    1500           D
                                                                                <F1>

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $6.5                                                      12/31/2009 Common                      12000   D
Options                                                                          Stock
(Right to
buy)
Stock       $7                                                        12/31/2008 Common                      12000   D
Options                                                                          Stock
(Right to
buy)
Stock       $9.75                                                     12/31/2010 Common                      8000    D
Options                                                                          Stock
(Right to
buy)
Stock       $10.9                                                     12/31/2011 Common                      8000    D
Options                                                                          Stock
(Right to
buy)
Stock       $11.74   12/31/2         A         6000        12/31/2003 12/31/2012 Common  6000     $0.0000    6000    D
Options              002                                   <F2>                  Stock            <F1>
(Right to
buy)
Stock       $12.75                                                    12/13/2007 Common                      12000   D
Options                                                                          Stock
(Right to
buy)
Stock       $12.875                                                   12/31/2005 Common                      12000   D
Options                                                                          Stock
(Right to
buy)
Stock       $15.125                                                   12/31/2006 Common                      12000   D
Options                                                                          Stock
(Right to
buy)

Explanation of Responses:

<F1>
Granted in consideration of services as a director.
<F2>
Option becomes exercisable in four equal annual installments beginning on the first anniversary of the grant date specified in Column 3 or immediately upon a change in control.

SIGNATURE OF REPORTING PERSON
/s/ Kathy Harriell

DATE
01/03/2003